Exhibit 99.1
Harris Corporation Reports Strong Fourth Quarter Results;
Significantly Higher Orders, Revenue and Income
Company Increases Fiscal 2011 Guidance
MELBOURNE, Florida, August 3, 2010 — Harris Corporation (NYSE:HRS) reported GAAP income from continuing operations for the fourth quarter of fiscal 2010 of $151 million, or $1.16 per diluted share, compared with a loss of $84 million, or $.63 per diluted share, in the prior-year quarter. Non-GAAP income from continuing operations in the fourth quarter of fiscal 2010 was $161 million, or $1.24 per diluted share, compared with $120 million, or $.90 per diluted share, in the prior-year quarter. Non-GAAP income excludes acquisition-related costs in both quarters as well as pre-tax charges of $256 million for a non-cash impairment of goodwill and intangible assets in the Broadcast Communications segment in the prior-year fourth quarter. Revenue for the fourth quarter of fiscal 2010 was $1.46 billion, compared with $1.29 billion for the fourth quarter of fiscal 2009. Orders in the fourth quarter were $1.72 billion, compared with $1.29 billion in the prior-year quarter. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8, along with the accompanying notes.
“Harris achieved another quarter of strong results with orders, revenue and income all significantly higher than in the prior year, driven primarily by continuing strong demand and excellent operating performance in RF Communications,” said Howard L. Lance, chairman, president and chief executive officer. Harris fourth quarter orders were significantly higher than revenue, thus adding to an already strong backlog as we enter fiscal 2011. In Tactical Radio Communications, backlog increased to a record $1.24 billion driven by strength in both U.S. and international markets.
“As previously announced, Harris completed the acquisition of CapRock Communications, a global provider of mission-critical managed satellite communications solutions for the government, energy and maritime markets. With this acquisition we further increased the breadth of our assured communications® capabilities, entered new vertical markets, and increased our international presence.” The acquisition is expected to be slightly accretive to Harris earnings in fiscal 2011, excluding acquisition-related costs, and a more significant contributor to earnings in fiscal 2012.
Results for Full Fiscal Year
GAAP income from continuing operations in fiscal 2010 was $562 million, or $4.28 per diluted share, compared with the prior year of $312 million, or $2.33 per diluted share. Non-GAAP income from continuing operations in fiscal 2010 was $582 million, or $4.43 per diluted share, compared with the prior year of $516 million, or $3.85 per diluted share. Non-GAAP income excludes acquisition-related costs in both fiscal years as well as pre-tax charges of $256 million for a non-cash impairment of goodwill and intangible assets in the Broadcast Communications segment in the prior year. Revenue in fiscal 2010 was $5.21 billion compared with $5.01 billion in the prior year.

The company generated strong cash flow from operations of $803 million in fiscal 2010, which was significantly higher compared with the prior year of $667 million.
RF Communications
Fourth quarter orders for the RF Communications segment totaled $890 million, including $711 million in Tactical Radio Communications and $179 million in Public Safety and Professional Communications. At the end of the fourth quarter, total backlog for the RF Communications segment was $1.76 billion, including $1.24 billion in Tactical Radio Communications and $527 million in Public Safety and Professional Communications.
Revenue for RF Communications in the fourth quarter was $630 million, compared with $468 million in the prior-year quarter. Revenue included $486 million in Tactical Radio Communications and $144 million in Public Safety and Professional Communications. Organic growth for the segment was 22 percent.
Operating income for RF Communications was $220 million in the fourth quarter, compared with $134 million in the prior-year quarter. Non-GAAP operating income, which excludes acquisition-related costs, was $227 million, compared with $144 million in the prior-year quarter. Non-GAAP operating margin was very strong at 36.0 percent due to favorable product mix and operational efficiencies.
New orders for Tactical Radio Communications systems in the fourth quarter were driven by several factors, including continued customer adoption of next-generation Falcon III® radios, equipping the military’s MRAP and M-ATVs (Mine Resistant Ambush Protected All-Terrain Vehicles) with Falcon II® and Falcon III radios, and strengthening international demand.
Major Falcon III radio wins in the U.S. market included a $24 million order from the U.S. Air Force for Falcon III AN/PRC-152(C) multiband handheld radios; orders from the U.S. Department of Defense of $20 million and $11 million for Falcon III AN/PRC-117G multiband manpack radio systems and $17 million for Falcon III AN/PRC-152(C) handheld radios; an $11 million order from the U.S. Marine Corps to upgrade existing Falcon III AN/VRC-110 multiband, multimode vehicular tactical radio systems from 20-watt to 50-watt systems; and orders of $13 million and $27 million for Falcon III AN/PRC-152(C) multiband handheld radio systems in vehicular adapters to equip the military’s MRAP vehicle program.

Other significant U.S. orders in the fourth quarter included a $139 million order to provide additional Falcon II AN/VRC-104 high-frequency (HF) tactical radio systems for the MRAP vehicle program and also a $101 million order for Falcon II AN/PRC-117F multiband vehicular radios to equip the next phase of M-ATV purchases and to retrofit other existing MRAP vehicles.
Growing demand in the international market was a key driver in the quarter of higher than expected orders and backlog for tactical radios. International wins in the quarter also included several Falcon III awards. Harris received orders totaling $99 million from a customer in Asia for the next phase of a comprehensive, multi-level C4I system of Falcon II HF radios and Falcon III radios, including RF-7800S secure personal radios, RF-7800M multiband networking radios, and RF-7800W high-capacity line-of-sight radios; a $30 million order from a customer in the Middle East for Falcon II HF radio systems; an $11 million order from a customer in Central Asia for Falcon II and Falcon III radios to support its role as a Partnership for Peace nation; and orders totaling $26 million from two NATO countries for Falcon III AN/PRC-152(C) handheld radios.
In the Public Safety and Professional Communications business, Harris received a $30 million order to deploy a P25 trunked emergency radio communications system to support up to 25,000 public service and public safety users in Monroe County, New York. Other major orders included $23 million for an OpenSky® communications system from an energy company in the southwest U.S.; $9 million from Franklin County, North Carolina for a P25 radio communications system; and $5 million from the New York State Police for Unity™ XG-100P multiband radios.
Government Communications Systems
Fourth quarter revenue for the Government Communications Systems segment was $707 million, compared with $704 million in the prior-year quarter. Operating income was $74 million in the fourth quarter, compared with $77 million in the prior-year quarter. Non-GAAP operating income, which excludes acquisition-related costs, was $78 million in the fourth quarter, and was unchanged from the prior-year quarter. Non-GAAP operating margin was a strong 11.0 percent in the fourth quarter.
Revenue increased for the Geostationary Operational Environmental Satellite — Series R Ground Segment (GOES-R GS) weather program for the National Oceanic and Atmospheric Administration (NOAA), the Modernization of Enterprise Terminals (MET) program for the U.S. Army, the Joint Strike Fighter program for the Department of Defense, and the IT services relocation program for the U.S. Southern Command (USSOUTHCOM). As expected, revenue from the Field Data Collection Automation (FDCA) program for the U.S. Census Bureau’s 2010 census declined $50 million compared with the prior-year quarter as the program nears completion. Revenue also benefited from recent acquisitions related to new growth initiatives, primarily in Healthcare Solutions.

In the fourth quarter, Harris was awarded a six-year, $97 million contract with the Federal Aviation Administration for the Weather and Radar Maintenance and Sustainment Services II program. The scope includes software maintenance releases, depot support, on-site field support, and engineering services at 22 operational FAA facilities in the U.S. Harris also was awarded in the quarter a 30-month, $25 million contract to modernize and support high-bandwidth network cabling at Air National Guard (ANG) sites nationwide; a $55 million contract for advanced satellite terminals under the U.S. Army’s MET program; and a $25 million contract from a national intelligence customer.
Following the close of the quarter, Harris was awarded a 10-year, $130 million contract to supply antennas and control systems for NOAA’s Geostationary Operational Environmental Satellite Series-R (GOES-R) program. The antennas will provide communications links for command, telemetry and sensor data, as well as the communications link to direct data users. The new antennas will operate with next-generation GOES-R satellites and will be compatible with existing GOES-N through GOES-P satellites.
Broadcast Communications
Orders in the Broadcast Communications segment were $111 million in the fourth quarter and were weaker compared with the prior-year quarter of $127 million. Revenue in the fourth quarter was $128 million compared with the prior-year quarter of $130 million.
Operating loss in the fourth quarter was $21 million and included $7 million in charges related to cost-reduction actions and $6 million in inventory write-downs associated with weaker demand. Operating results reflected continuing market weakness in the traditional U.S. broadcast market as well as increased investment to address new media and international growth opportunities. Additional cost-reduction actions are planned for fiscal 2011 and are expected to result in additional charges of about $7 million.
Orders in the fourth quarter included $9 million for turnkey, high-power AM radio transmitter systems for the Pakistan Broadcasting Corporation funded through USAID; $4 million for the Korean Broadcasting System for high-powered AM radio transmitters; $3 million for Viditec S.A. in Argentina to begin to deploy the country’s first digital terrestrial transmission system; and $3 million for TCN Channel Nine PTY LTD. in Australia to continue to build out the company’s playout and news centers.

Earnings Guidance
Due to the acquisition of CapRock Communications, the company increased its guidance for non-GAAP income from continuing operations for fiscal 2011 to a range of $4.60 to $4.70 per diluted share ($4.55 to $4.65 per diluted share on a GAAP basis), representing a year-over-year increase of 4 to 6 percent. This compares with a previous range of $4.55 to $4.65 per diluted share ($4.55 to $4.65 per diluted share on a GAAP basis). Fiscal 2011 non-GAAP earnings guidance excludes acquisition-related costs.
Fiscal 2011 revenue is now expected to be in a range of $5.9 to $6.0 billion, representing a year-over-year increase of 13 to 15 percent compared with the prior year. This compares with a previous range of $5.5 to $5.6 billion.
Harris will host a conference call today, August 3, at 4:30 p.m. Eastern Time (ET) to discuss its fourth quarter fiscal 2010 financial results. The dial-in numbers for the teleconference are (800) 299-0148 (U.S.) and (617) 801-9711 (International), using participant code 93828851. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, which will be broadcast live at www.harris.com/conference-call. A replay of the teleconference will be available beginning at 7:30 p.m. ET on August 3, and will run until midnight ET on Tuesday, August 10. To access the replay, please call (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code 90846456. A recording of the call also will be available on the Harris website beginning at 7 p.m. ET on August 3.
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and more than 15,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
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Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including income from continuing operations and income from continuing operations per diluted share for the fourth quarter of fiscal 2010 and for fiscal 2010, in each case excluding charges for acquisition-related costs; income from continuing operations and income from continuing operations per diluted share for the fourth quarter of fiscal 2009 and for fiscal 2009, in each case excluding charges for acquisition-related costs and for impairment of goodwill and intangible assets in the Broadcast Communications segment; operating income and margins for the RF Communications and the Government Communications Systems segments, excluding acquisition-related costs; organic revenue growth for the RF Communications segment for the fourth quarter of fiscal 2010 compared with the fourth quarter of fiscal 2009, adjusting for the impact of the acquisition of the Tyco Electronics Wireless Systems business acquired during the fourth quarter of fiscal 2009; and fiscal 2011 guidance for income from continuing operations per diluted share and the percentage increase of fiscal 2011 guidance for income from continuing operations per diluted share over fiscal 2010 non-GAAP income from continuing operations per diluted share, in each case excluding acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (tables).
# # #
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2011; the potential value of contract awards; and statements regarding outlook, including expected revenue and orders. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and the recession in the United States and general downturn in the global economy. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
		(In millions, except per share amounts)
Revenue from product sales and services	$1,455.9	$1,294.1	$5,206.1	$5,005.0

Cost of product sales and services	(923.7)	(889.7)	(3,334.4)	(3,420.2)
Engineering, selling and administrative expenses	(286.1)	(221.5)	(958.9)	(791.3)
Impairment of goodwill and other long-lived assets	—	(255.5)	—	(255.5)
Non-operating loss	(0.9)	(0.9)	(1.9)	(3.1)
Interest income	0.4	0.6	1.5	3.2
Interest expense	(17.6)	(14.0)	(72.1)	(52.8)

Income (loss) from continuing operations before income taxes	228.0	(86.9)	840.3	485.3
Income taxes	(76.6)	3.4	(278.7)	(172.9)

Income (loss) from continuing operations	151.4	(83.5)	561.6	312.4
Discontinued operations, net of income taxes	—	(72.9)	—	(274.5)

Net income (loss)	$151.4	$(156.4)	$561.6	$37.9

Net income (loss) attributable to Harris Corporation common shareholders

Basic *
Continuing operations	$1.17	$(.63)	$4.31	$2.35
Discontinued operations	—	(.55)	—	(2.07)

	$1.17	$(1.18)	$4.31	$.28

Diluted *
Continuing operations	$1.16	$(.63)	$4.28	$2.33
Discontinued operations	—	(.55)	—	(2.05)

	$1.16	$(1.18)	$4.28	$.28

Cash dividends paid per common share	$.22	$.20	$.88	$.80

Basic weighted average shares outstanding	127.6	131.4	129.0	132.3
Diluted weighted average shares outstanding	128.7	131.4	130.0	133.0

Table 2
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
		(In millions)
Revenue
RF Communications	$629.9	$468.1	$2,067.2	$1,760.6
Government Communications Systems	707.3	703.8	2,688.0	2,709.6
Broadcast Communications	127.7	130.2	486.2	583.6
Corporate eliminations	(9.0)	(8.0)	(35.3)	(48.8)

	$1,455.9	$1,294.1	$5,206.1	$5,005.0

Income (Loss) From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications	$220.1	$134.0	$707.4	$571.5
Government Communications Systems	73.9	77.4	337.0	302.8
Broadcast Communications	(21.1)	(257.2)	(30.8)	(238.0)
Unallocated corporate expense	(23.4)	(24.6)	(90.4)	(81.4)
Corporate eliminations	(3.4)	(2.2)	(10.4)	(16.9)
Non-operating loss	(0.9)	(0.9)	(1.9)	(3.1)
Net interest expense	(17.2)	(13.4)	(70.6)	(49.6)

	$228.0	$(86.9)	$840.3	$485.3

Table 3
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
	July 2,	July 3,
	2010	2009
	(In millions)
Operating Activities
Net income	$561.6	$37.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	165.7	177.7
Purchased in-process research and development write-off	—	7.0
Share-based compensation	35.3	41.9
Non-current deferred income taxes	(6.5)	(47.2)
Impairment of securities available-for-sale	—	7.6
Impairment of goodwill and other long-lived assets	—	556.5
Noncontrolling interest in discontinued operations, net of income taxes	—	(162.5)
Loss on disposition of discontinued operations	—	62.6
(Increase) decrease in:
Accounts and notes receivable	40.0	32.7
Inventories	(13.9)	(68.3)
Increase (decrease) in:
Accounts payable and accrued expenses	(51.8)	72.1
Advance payments and unearned income	53.0	(17.2)
Income taxes	0.8	(41.3)
Other	18.5	7.3

Net cash provided by operating activities	802.7	666.8

Investing Activities
Cash paid for acquired businesses	(52.1)	(745.3)
Additions of property, plant and equipment	(189.9)	(108.9)
Additions of capitalized software	(8.1)	(12.9)
Cash paid for short-term investments available-for-sale	—	(1.2)
Proceeds from the sale of short-term investments available-for-sale	—	3.7

Net cash used in investing activities	(250.1)	(864.6)

Financing Activities
Proceeds from borrowings	—	531.8
Repayment of borrowings	(76.8)	(81.4)
Proceeds from exercise of employee stock options	18.9	5.6
Repurchases of common stock	(208.0)	(132.3)
Cash dividends	(115.0)	(106.6)
Cash decrease related to spin-off of Harris Stratex Networks, Inc.	—	(100.0)

Net cash provided by (used in) financing activities	(380.9)	117.1

Effect of exchange rate changes on cash and cash equivalents	2.3	(8.1)

Net increase (decrease) in cash and cash equivalents	174.0	(88.8)

Cash and cash equivalents, beginning of year	281.2	370.0

Cash and cash equivalents, end of year	$455.2	$281.2

Supplemental disclosure of noncash investing and financing activities:
Distribution of Harris Stratex Networks, Inc. common stock owned by Harris Corporation to Harris Corporation shareholders	$—	$173.1

Table 4
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	July 2,	July 3,
	2010	2009
	(In millions)
Assets

Cash and cash equivalents	$455.2	$281.2
Receivables	736.0	770.8
Inventories	615.3	607.2
Income taxes receivable	6.4	21.0
Current deferred income taxes	145.3	117.2
Other current assets	37.5	62.0
Property, plant and equipment	609.7	543.2
Goodwill	1,576.2	1,507.1
Intangible assets	297.8	335.6
Non-current deferred income taxes	107.7	85.3
Other non-current assets	147.6	134.5

	$4,734.7	$4,465.1

Liabilities and Equity

Short-term debt	$30.0	$105.7
Accounts payable	329.4	368.0
Compensation and benefits	239.7	224.9
Other accrued items	267.5	288.7
Advance payments and unearned income	175.6	121.7
Current portion of long-term debt	0.7	0.7
Long-term debt	1,176.6	1,177.3
Long-term contract liability	132.4	145.6
Other long-term liabilities	192.7	163.4
Equity	2,190.1	1,869.1

	$4,734.7	$4,465.1

HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income (loss) from continuing operations before income taxes; income taxes; income (loss) from continuing operations; and income (loss) from continuing operations per diluted share adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris’ performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	July 2, 2010			July 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,455.9	$—	$1,455.9	$1,294.1	$—	$1,294.1

Cost of product sales and services (A)	(923.7)	0.7	(923.0)	(889.7)	1.2	(888.5)
Engineering, selling and administrative expenses (B)	(286.1)	9.4	(276.7)	(221.5)	8.9	(212.6)
Impairment of goodwill and other long-lived assets (C)	—	—	—	(255.5)	255.5	—
Non-operating loss	(0.9)	—	(0.9)	(0.9)	—	(0.9)
Interest income	0.4	—	0.4	0.6	—	0.6
Interest expense	(17.6)	—	(17.6)	(14.0)	—	(14.0)

Income (loss) from continuing operations before income taxes	228.0	10.1	238.1	(86.9)	265.6	178.7
Income taxes (D)	(76.6)	(0.3)	(76.9)	3.4	(62.5)	(59.1)

Income (loss) from continuing operations	$151.4	$9.8	$161.2	$(83.5)	$203.1	$119.6

Income (loss) from continuing operations per diluted common share *	$1.16	$.08	$1.24	$(.63)	$1.53	$.90

	Fiscal Year Ended			Fiscal Year Ended
	July 2, 2010			July 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$5,206.1	$—	$5,206.1	$5,005.0	$—	$5,005.0

Cost of product sales and services (A)	(3,334.4)	5.7	(3,328.7)	(3,420.2)	1.2	(3,419.0)
Engineering, selling and administrative expenses (B)	(958.9)	20.4	(938.5)	(791.3)	8.9	(782.4)
Impairment of goodwill and other long-lived assets (C)	—	—	—	(255.5)	255.5	—
Non-operating loss	(1.9)	—	(1.9)	(3.1)	—	(3.1)
Interest income	1.5	—	1.5	3.2	—	3.2
Interest expense	(72.1)	—	(72.1)	(52.8)	—	(52.8)

Income from continuing operations before income taxes	840.3	26.1	866.4	485.3	265.6	750.9
Income taxes (D)	(278.7)	(6.2)	(284.9)	(172.9)	(62.5)	(235.4)

Income from continuing operations	$561.6	$19.9	$581.5	$312.4	$203.1	$515.5

Income from continuing operations per diluted common share *	$4.28	$.15	$4.43	$2.33	$1.52	$3.85

Table 6
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Business Segment Information
(Unaudited)

	Quarter Ended			Quarter Ended
	July 2, 2010			July 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$629.9	$—	$629.9	$468.1	$—	$468.1
Government Communications Systems	707.3	—	707.3	703.8	—	703.8
Broadcast Communications	127.7	—	127.7	130.2	—	130.2
Corporate eliminations	(9.0)	—	(9.0)	(8.0)	—	(8.0)

	$1,455.9	$—	$1,455.9	$1,294.1	$—	$1,294.1

Income (Loss) From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications (E)	$220.1	$6.4	$226.5	$134.0	$9.5	$143.5
Government Communications Systems (F)	73.9	3.7	77.6	77.4	0.6	78.0
Broadcast Communications (C)	(21.1)	—	(21.1)	(257.2)	255.5	(1.7)
Unallocated corporate expense	(23.4)	—	(23.4)	(24.6)	—	(24.6)
Corporate eliminations	(3.4)	—	(3.4)	(2.2)	—	(2.2)
Non-operating loss	(0.9)	—	(0.9)	(0.9)	—	(0.9)
Net interest expense	(17.2)	—	(17.2)	(13.4)	—	(13.4)

	$228.0	$10.1	$238.1	$(86.9)	$265.6	$178.7

	Fiscal Year Ended			Fiscal Year Ended
	July 2, 2010			July 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$2,067.2	$—	$2,067.2	$1,760.6	$—	$1,760.6
Government Communications Systems	2,688.0	—	2,688.0	2,709.6	—	2,709.6
Broadcast Communications	486.2	—	486.2	583.6	—	583.6
Corporate eliminations	(35.3)	—	(35.3)	(48.8)	—	(48.8)

	$5,206.1	$—	$5,206.1	$5,005.0	$—	$5,005.0

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications (E)	$707.4	$19.3	$726.7	$571.5	$9.5	$581.0
Government Communications Systems (F)	337.0	6.8	343.8	302.8	0.6	303.4
Broadcast Communications (C)	(30.8)	—	(30.8)	(238.0)	255.5	17.5
Unallocated corporate expense	(90.4)	—	(90.4)	(81.4)	—	(81.4)
Corporate eliminations	(10.4)	—	(10.4)	(16.9)	—	(16.9)
Non-operating loss	(1.9)	—	(1.9)	(3.1)	—	(3.1)
Net interest expense	(70.6)	—	(70.6)	(49.6)	—	(49.6)

	$840.3	$26.1	$866.4	$485.3	$265.6	$750.9

Table 7
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
Reconciliation of FY ’11 GAAP Income from Continuing Operations per Diluted
Share Guidance to FY ’10 GAAP Income from Continuing Operations per Diluted
Share and FY ’11 Non-GAAP Income from Continuing Operations per Diluted
Share Guidance
(Unaudited)

	Fiscal Year 2010	Fiscal Year 2011
	(Actual)	(Guidance)	Percent Change
GAAP income from continuing operations per diluted share	$4.28	$4.55 to $4.65	6% to 9%
Charges associated with the acquisition of Tyco Electronics Wireless Systems (G)	$0.11	$—
Charges associated with the acquisitions of Crucial Security, Inc., the ATC Business Unit of SolaCom Technologies Inc., Patriot Technologies, LLC and SignaCert, Inc. (H)	$0.02	$—
Charges associated with the acquisition of CapRock Communications (I)	$0.02	$0.05

Non-GAAP income from continuing operations per diluted share	$4.43	$4.60 to $4.70	4% to 6%

Table 8
HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
RF Communications Segment Organic Revenue Growth Calculation

	Quarter Ended
	July 2, 2010	July 3, 2009	Percent Change
GAAP Revenue	$629.9	$468.1	34.6%
Impact of acquiring Tyco Electronics Wireless Systems (J)	—	47.2

Organic Revenue	$629.9	$515.3	22.2%

HARRIS CORPORATION
FY ’10 Fourth Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 8:
Note A — Adjustments to cost of product sales and services for the quarter ended July 2, 2010 are due to integration costs associated with our acquisition of the Tyco Electronics Wireless Systems business (“Wireless Systems”) from Tyco Electronics Ltd. ($0.7 million). Adjustments to cost of product sales and services for the fiscal year ended July 2, 2010 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($5.7 million). Adjustments to cost of product sales and services for the quarter and fiscal year ended July 3, 2009 are due to the impact of a step up in inventory associated with our acquisition of Wireless Systems ($1.2 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended July 2, 2010 are due to integration and other costs associated with our acquisitions of Wireless Systems ($5.7 million), Crucial Security, Inc. (“Crucial”) ($0.1 million), the ATC Business Unit of SolaCom Technologies Inc. (“SolaCom ATC”) ($0.1 million), Patriot Technologies, LLC (“Patriot”) ($0.6 million), SignaCert, Inc. (“SignaCert”) ($0.3 million) and CapRock Communications (“CapRock”) ($2.6 million). Adjustments to engineering, selling and administrative expenses for the fiscal year ended July 2, 2010 are due to integration and other costs associated with our acquisitions of Wireless Systems ($13.6 million), Crucial ($1.5 million), SolaCom ATC ($0.9 million), Patriot ($1.5 million), SignaCert ($0.3 million) and CapRock ($2.6 million). Adjustments to engineering, selling and administrative expenses for the quarter and fiscal year ended July 3, 2009 are due to integration costs and a write-off of in-process research and development associated with our acquisition of Wireless Systems ($8.3 million) and integration costs associated with our acquisition of Crucial ($0.6 million).
Note C — Adjustment for impairment of goodwill and other long-lived assets in our Broadcast Communications segment ($255.5 million).
Note D — Adjustments to our income taxes are primarily based on the tax rate and characterization of tax treatment on the tax return in the jurisdiction to which the item applies.
Note E — Adjustments to our RF Communications segment operating income for the quarter ended July 2, 2010 are due to integration costs associated with our acquisition of Wireless Systems ($6.4 million). Adjustments to our RF Communications segment operating income for the fiscal year ended July 2, 2010 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($19.3 million). Adjustments to our RF Communications segment operating income for the quarter and fiscal year ended July 3, 2009 are due to the impact of a step up in inventory, integration costs and a write-off of in-process research and development associated with our acquisition of Wireless Systems ($9.5 million).
Note F — Adjustments to our Government Communications Systems segment operating income for the quarter ended July 2, 2010 are due to integration and other costs associated with our acquisitions of Crucial ($0.1 million), SolaCom ATC ($0.1 million), Patriot ($0.6 million), SignaCert ($0.3 million) and CapRock ($2.6 million). Adjustments to our Government Communications Systems segment operating income for the fiscal year ended July 2, 2010 are due to integration and other costs associated with our acquisitions of Crucial ($1.5 million), SolaCom ATC ($0.9 million), Patriot ($1.5 million), SignaCert ($0.3 million) and CapRock ($2.6 million). Adjustments to our Government Communications Systems segment operating income for the quarter and fiscal year ended July 3, 2009 are due to integration costs associated with our acquisition of Crucial ($0.6 million).
Note G — Adjustment for pre-tax charges of $19.3 million ($.11 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisition of Wireless Systems.
Note H — Adjustment for pre-tax charges of $4.2 million ($.02 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisitions of Crucial, SolaCom ATC, Patriot and SignaCert.
Note I — Adjustment for pre-tax charges of $2.6 million ($.02 per diluted share) for fiscal 2010 and estimated pre-tax charges of $10.0 million ($.05 per diluted share) for fiscal 2011 related to integration and other costs associated with our acquisition of CapRock.
Note J — Adjustment related to the revenue of Wireless Systems for the quarter ended July 3, 2009.

*	Impact of Adopting Newly Issued Earnings per Share Accounting Standard
We have retrospectively applied the provisions of a newly issued accounting standard requiring that unvested share-based payment awards that contain rights to receive nonforfeitable dividends or dividend equivalents (whether paid or unpaid) be treated as participating securities and that such awards be included in the calculations of income per basic and diluted share using the two-class method. The application of the two-class method decreased GAAP diluted earnings per share by $.01 and $.02 for the quarter ended July 2, 2010 and fiscal year ended July 2, 2010, respectively, and decreased non-GAAP diluted earnings per share by $.02 for the fiscal year ended July 2, 2010. There was no impact to non-GAAP diluted earnings per share for the fourth quarter of fiscal 2010.
There was no impact to GAAP diluted earnings per share for the first and second quarters of fiscal 2010 and there was a $.01 decrease in GAAP diluted earnings per share for the third quarter of fiscal 2010 from the application of the two-class method. There was a decrease in non-GAAP diluted earnings per share by $.01 in each of the first three quarters of fiscal 2010 from the application of the two-class method.